Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Spectral AI, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	457(c)	1,000,000	N/A	$1,080,000	$0.00015310	$165.35	(4)

	Total Offering Amounts				$1,080,000		$165.35
	Total Fee Offsets						—
	Net Fee Due						$165.35

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover an indeterminate number of additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)	Represents up to 1,000,000 shares of common stock issuable in connection with the conversion of the Promissory Note.

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on the Nasdaq Stock Market LLC (“Nasdaq”) on November 19, 2024 ($1.13 per share), in accordance with Rule 457(c) of the Securities Act.

(4)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00015310.